Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy enters first lease agreement
for solids remediation technology (HCXT)

HOUSTON, Texas and CALGARY, Alberta
(Tuesday July 14, 2009) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Western Canadian Oil Sands Inc. has entered into an agreement with Wescorp to lease an HCXT unit with technology to enhance recovery and remediation of solids. The HCXT unit will help reduce the environmental impact for Western Canadian Oil Sand's planned operations in the Athabasca oil sands in northern Alberta, Canada. The HCXT solids remediation unit is currently being customized for Western Canadian Oil Sands Inc. and is expected to be deployed in the field in the first quarter of 2010.

The HCXT solids remediation unit is a commercially proven, safe, effective and economical process for the extraction and cleansing of hydrocarbon-laden sediments and solids. The technology uses bio-degradable chemicals to separate heavy oil from solids including drilling cuttings and fine sands and clays from oil sand production. HCXT significantly reduces the ongoing liability for the maintenance and transportation of contaminated materials that accompany the conventional disposal of drilling solids. It also dramatically reduces the environmental impact and space required for oil sands production and waste disposal.

This is Western Canadian Oil Sand's second lease agreement with Wescorp. The first lease, announced on June 4, 2009, was for an H2Omaxx water remediation unit.

Western Canadian Oil Sands is focused on exploring and developing proven oil sands in Alberta by acquiring low-risk, high impact properties. Its current land portfolio holds five strategically located prospects and encompasses 17 sections of leases in the Fort McMurray region.

“We have chosen Wescorp’s solids remediation technology for its commercial and environmental benefits," said Errin Kimball, President and CEO of Western Canadian Oil Sands. “We plan for our first oil sands drilling program to start early in the first quarter of 2010; Wescorp’s HCXT unit will follow our drill rig and clean the cuttings as drilling occurs. We believe the HCXT unit offers us a cost-effective alternative to landfill disposal and tackles a broad range of contaminates compared to bioremediation and other processes currently being used in oil field waste disposal."

“We are very pleased to have Western Canadian Oil Sands choose our solids remediation technology in addition to the H2Omaxx water remediation as its first choice solution for its oil sand operations,” said Doug Biles, President and CEO of Wescorp Energy. “Wescorp believes that the performance of this first solids remediation unit will result in the use of additional units by Western Canadian Oil Sands as its drilling programs and operations expand.”

Western Canadian Oil Sands has agreed to allow heavy oil operators to visit its field activities to view its operations. The company has also agreed to share its internal data which Wescorp is confident will demonstrate that, through the use of its technology, production costs will be significantly reduced and the space required for traditional oilfield waste disposal will be dramatically reduced.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mk.tem@shaw.ca
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514 939-3989 OR 416 644-2020